Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and Year-to-Date Financial Results

PHILADELPHIA, PA - November 7, 2018 - (GLOBE NEWSWIRE) - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), the global leader in managing construction risk, announced today that it filed its Quarterly Report on Form 10-Q for the third quarter and year-to-date periods ended September 30, 2018.

Raouf Ghali, Hill’s CEO, stated, “With the conclusion of our Profit Improvement Plan and the elimination of the costs associated with both the Plan and with bringing our Company current with our SEC filings, Hill is now emerging from a challenging 2018 ready to re-focus on growth. Although revenue was lower in the third quarter and year-to-date compared to 2017, our Adjusted EBITDA continues to improve period over period as a result of our Profit Improvement Plan. We are expanding our sales force to capture more opportunities around the world and have increased our recruiting efforts to bring more billable personnel on-board to support our assignments. Hill remains the project management consultant of choice for our clients, and I am enthusiastic about Hill’s prospects and look forward to providing details of our anticipated growth in the future."

Third Quarter Financial Results

Hill's total revenue for the three months ended September 30, 2018 was $101.9 million, a decrease of 17.3% compared to the three months ended September 30, 2017. The Company’s operating loss for the three months ended September 30, 2018 was $7.7 million compared to an operating loss of $1.6 million during the same period in the prior year. Net loss from continuing operations was $8.5 million, or $0.15 per diluted share, compared to a net loss from continuing operations of $1.6 million, or $0.03 per diluted share, for the three months ended September 30, 2018 and 2017, respectively.

Consulting Fee Revenue ("CFR") was $81.2 million and $95.8 million for the three months ended September 30, 2018 and 2017, which was 80% and 78% of total revenues, respectively.

The operating loss increase in the third quarter of 2018 was mostly due to a reduction of total revenues and gross profit over the prior year's third quarter of $21.3 million and $4.2 million, respectively, as a result of the wind down of various projects in the Middle East and the United States.

The increase in operating loss in the third quarter of 2018 from the third quarter of 2017 was also impacted by increased selling, general and administrative ("SG&A") expenses of $2.5 million. This increase was comprised of a $3.1 million increase in net foreign translation losses related to the unfavorable fluctuations in various foreign currencies and a $3.1 million expense related to a former Hill executive incurred during the three months ended September 30, 2018. Partially offsetting these increases in SG&A in the third quarter of 2018 from the third quarter of 2017 were cost savings of $2.4 million in unapplied and indirect labor costs as a result of our Profit Improvement Plan and a decrease in bad debt expense of $1.3 million.

Adjusted EBITDA (as defined below) improved for the third quarter of 2018 to $5.3 million, as compared to an Adjusted EBITDA for the third quarter of 2017 of $4.9 million (see EBITDA and Adjusted EBITDA table below).

Year-to-Date Financial Results

Hill's total revenue for the nine months ended September 30, 2018 was $328.0 million, which reflects a 10.1% decrease from nine months ended September 30, 2017. The Company’s operating loss was $16.4 million for the nine months ended September 30, 2018, compared to an operating profit of $1.1 million during the same period in the prior year. Net loss from continuing operations was $23.2 million, or $0.42 per diluted share, compared to a net loss from continuing operations of $0.6 million, or $0.01 per diluted share, in the same period in the prior year.

CFR was $261.8 million and $293.8 million for the nine months ended September 30, 2018 and 2017, which was 80% and 81% of total revenues, respectively.

The decrease in operating profit in the nine months ended September 30, 2018 was mostly due to a reduction of total revenues and gross profit over the prior year of $36.8 million and $12.5 million, respectively, as a result of the wind down of various projects in the Middle East and the United States.

Operating loss for the nine months ended September 30, 2018 was also impacted by a $7.9 million loss on a performance bond related to a claim submitted by a client in Kuwait.

SG&A expenses for the nine months ended September 30, 2018, as compared to the nine months ended September 30, 2017, slightly improved by $0.4 million. However, the nine months ended September 30, 2018 included a $9.2 million increase in September 30, 2018 in net foreign translation losses related to the unfavorable fluctuations in various foreign currencies, mainly due to the Turkish Lira, Euro and Brazilian Real and a $5.1 million cost increase to accelerate Hill's financial statement filings with the Securities and Exchange Commission ("SEC"). These increases were offset against other SG&A decreases, including lower unapplied and indirect labor costs of $11.4 million in the nine months ended September 30, 2018, as compared to September 30, 2017, that occurred primarily as a result of the Company's Profit Improvement Plan and a $3.2 million net benefit incurred through September 30, 2018 as a result of a bad debt recovery from a Libyan client.

Adjusted EBITDA (as defined below) improved for the nine months ended September 30, 2018 to $17.6 million, compared to an adjusted EBITDA of $15.4 million for the same period in 2017 (see EBITDA and Adjusted EBITDA table below).

Hill's total backlog, which is based on CFR, improved quarter over quarter by $3.3 million to $819.7 million at September 30, 2018, as compared to $816.4 million at June 30, 2018.

Non-GAAP Reconciliations

EBITDA

Earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations is not a measure of financial performance under generally accepted accounting principles ("GAAP"). EBITDA, in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance and its ability to generate cash flow from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Adjusted EBITDA

EBITDA, adjusted for foreign currency translation losses (benefit) and non-recurring activity such as the loss on performance bond, Libya bad debt recovery, costs incurred with the Profit Improvement Plan and other one-time costs (“Adjusted EBITDA”), is not a measure of financial performance under GAAP. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.

The following table includes a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
(in thousands)
Net (loss) earnings from continuing operations	(8,484)	(1,595)	(23,217)	(575)
Less: net earnings - noncontrolling interests	60	55	96	175
Net earnings (loss) attributable to Hill International, Inc.	$(8,544)	$(1,650)	$(23,313)	$(750)

Interest and related financing fees, net	1,275	1,035	3,855	2,066
Income tax expense (benefit)	(460)	(1,068)	2,928	(368)
Depreciation and amortization expense	926	1,756	3,433	5,011
EBITDA	$(6,803)	$73	$(13,097)	$5,959

Adjustments:
Profit Improvement Plan and Other One-Time Costs	5,100	4,091	13,952	9,691
Management expense for former executive	3,140	—	3,140	—
Loss on performance bond	—	—	7,938	—
Libya bad debt recovery (1)	—	—	(3,248)	—
Foreign currency translation loss (benefit)	3,830	725	8,937	(283)
Adjusted EBITDA	$5,267	$4,889	$17,622	$15,367
(1) Adjustment includes the bad debt recovery from a Libyan client, net of the $864 agency collection fee incurred.

Conference Call

Raouf S. Ghali, Hill’s Chief Executive Officer, and Greg Wolf, Hill's Interim Vice President and Interim Chief Financial Officer, will host a conference call on November 8, 2018, at 10:00am Eastern Standard Time to discuss the financial results for the third quarter ended September 30, 2018 and the state of the business. Interested parties may participate in the call by dialing (877) 511-3236 (Domestic) or (786) 815-8670 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  To listen to the live call online, please go to the webcast link at: https://edge.media-server.com/m6/p/s3ksdi6z.  Please go to the webcast at least 15 minutes early to register, download, and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived on Hill's website for approximately 90 days. To access the script, visit www.hillintl.com, click on the "Investors" tab, select "Financial Information" on the left navigation panel, and then choose "Conferences and Calls."

About Hill International

Hill International, with approximately 2,800 professionals in more than 50 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
Tel:  215-309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Greg Wolf
Interim Vice President & Interim Chief Financial Officer
(215) 309-7776
gregwolf@hillintl.com

InvestorCom
John Glenn Grau
President
(203) 295-7841
jgrau@investor-com.com

(HIL-G)

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